December 14, 2018

Ms. Patty Lang Via Email

Strictly private and confidential

Dear Patty,
Congratulations! We are very pleased to extend you an employment offer for the position of Chief Human Resource Officer and Senior Vice President, Colfax Corporation, reporting to Matthew Trerotola, President and CEO, Colfax Corporation. This offer has been approved by the Board of Directors and is valid until December 31st, 2018.

We look forward to having you as a part of our team, adding your skills, experiences and talent to our group. We believe Colfax is the type of organization that has the vision, culture and opportunities to further your career success and a tremendous opportunity to build long-term wealth in the growth and profitability of Colfax.

Date of Employment    We anticipate that you will begin employment by 21 January 2019.

Base Salary    Your starting annual salary will be US $440,000 payable bi-weekly. You will be eligible for an annual merit increase based on benchmark and company merit increase guidelines, effective April 1, 2020.

Annual Cash Bonus    You will be eligible to participate in our Management Incentive Compensation Plan (MIP) with a target of 65% of your base salary. The actual MIP payout is based on the achievement of Colfax financial performance against pre-set threshold, target, and maximum and your individual performance factor of up to 1.5 times the financial factor. The maximum payout is 250% of target. Your 2019 MIP award will be pro-rated for a partial year of employment based on your start date.

Equity Awards    You will be provided a new hire equity award of $650,000. The effective grant date will be in February at the same time as the Colfax annual grant process occurs.
The grant will follow the 2019 approved allocation and vesting for executive officers: 50% in stock options to be vested 33% on the 1st – 3rd anniversaries of grant and 50% in performance-based restricted stock units with 100% vesting on the 3rd anniversary of grant if earned. If the threshold performance is achieved in the performance period, you are eligible to vest in 50% of the units according to the vesting schedule. If the threshold performance is not met within the performance period, all the units will be forfeited.
Performance over threshold will result in vesting units against a linear payout formula up to 200% of the target number of units with a limit of 400% total value as compared to target value. The 400% cap is determined by the number of units earned times the stock

Colfax Corporation
2711 Centerville Road Suite 400
Wilmington, DE 19808 colfaxcorp.com

Patty Lang Offer Letter – Page 2 of 4

price at vesting divided by the original value of the grant. There is a one-year hold on sale of 50% of the net after tax shares delivered at vesting.

The strike price of the stock options will be determined by the Fair Market Value of Colfax Corporation common stock on the effective date of the grant after you start with Colfax. Options are valued based on Black Scholes model for your grant date prepared by management. Specific numbers of performance-based restricted stock will be determined based on the accounting valuation at the time of grant.

In addition, you will be eligible for future annual equity grants starting in 2020 based on your position and performance in accordance with our equity guidelines. The current target for your position is $650,000. Annual equity awards are currently delivered in 50% stock options and 50% performance-based restricted stock units.

The terms and conditions of equity awards will be in accordance with the Colfax's 2016 Omnibus Incentive Plan or successor plan. You will receive a copy of our equity brochure including illustration.

401(k)    You will have the opportunity to participate in the Colfax 401(k) Savings Plan Plus with matching contributions. Colfax matches 100% of the first 4% that you contribute, and these matching contributions vest immediately. In addition, at its discretion, Colfax will make non-elective contributions of 2% into your account. These non-elective contributions vest over five years

NQ Deferred Comp    You will have the opportunity to defer up to 50% of base salary and 75% bonus in the nonqualified deferred compensation and optimize the company matching contribution above the IRS thresholds in 401(k). Colfax matches 100% of the first 4% that you contribute, and these matching contributions vest immediately. In addition, at its discretion, Colfax will make non-elective contributions of 2% into your account as long as you contribute at least 1% of base salary. These non-elective contributions vest over five years

Transition Bonus    You will receive a transition bonus of US $400,000. If you resign from the company within the first two years of employment, you are required to reimburse a prorated share of this amount based on number of months employed as a percent of 24 months.

Relocation    You will be eligible for Colfax’s relocation managed by our relocation vendor Lexicon. You have two years from your hire date to complete your relocation, unless an exception is approved. You will receive 3 months of temporary living and household goods storage in addition to selling services. Part of your relocation is taxable and part of it is non-taxable in accordance with IRS guidelines. Colfax does not provide gross-ups other than for customary relocation expenses such as temporary living and movement of household goods per policy disclosed in the proxy. Your gross-ups will be done at your effective tax rate versus the standard 22%. Officers of the company may not receive loans.

Colfax Corporation 2711 Centerville Road Suite 400 Wilmington, DE 19808 colfaxcorp.com

Patty Lang Offer Letter – Page 3 of 4

Additionally, if you resign from the company within the first 2 years of employment, you are required to reimburse the company for amounts paid on your behalf at a rate of 100% of the total costs paid by the company within one year and 50% of total costs after that up to the end of year two. Please see our relocation guide for more information on the program.

Health Benefits    You and your family will be eligible to participate in the health & welfare benefits including medical, dental, vision, short term and long term disability, life and accidental death and dismemberment insurance. The benefits start on the 1st of the month following your start date.

Perquisites    You will be eligible for a reimbursement of up to $10,000 annually for financial planning and tax preparation expenses on your behalf.

Vacation & Holidays    You will be eligible for four weeks of vacation, plus three floating holidays and any company-paid holidays.

Severance    You are eligible for the current Colfax Executive Officer Severance Plan (the “Severance Plan”). However, notwithstanding any provision to the contrary in the Severance Plan, in the event your employment is terminated involuntarily, not for cause, you will instead receive one times your current base salary and one times your target annual bonus. In the event your employment is terminated within three months before or two years after a Change in Control, you will instead receive an amount equal to the severance plan benefit plus an amount equal to your current base salary and your target annual bonus. For purposes of this Agreement, a “Change in Control” means any of the following: (a) a takeover bid (within the meaning of the Securities Act); (b) any consolidation, merger or amalgamation of the Company with or into any other corporation whereby the voting shareholders of the Company immediately prior to such event receive less than 50% of the voting shares of the surviving corporation; (c) a sale by the Company of all or substantially all of the Company’s undertakings or assets; (d) a proposal by or with respect to the Company being made in connection with a liquidation, dissolution or winding up of the Company; (e) any reorganization, reverse stock split, transaction, or recapitalization of the Company that would result in a Change of Control as otherwise defined herein.

Colfax Corporation 2711 Centerville Road Suite 400 Wilmington, DE 19808 colfaxcorp.com

Patty Lang Offer Letter – Page 4 of 4

Patty, we also want to confirm that your employment is “at will”. This means that your employment is for no definite period of time, and either you or the company may terminate your employment at any time, with or without cause or notice. In accordance with Colfax policy, this offer is contingent upon acceptance of the confidentiality agreement and code of conduct. You agree that during your employment, and for two years after termination of your employment, you will not directly or indirectly, for yourself or on behalf of any other person, partnership, company, corporation, or other entity, solicit, induce, recruit, encourage, or otherwise endeavor to cause or attempt to cause any employee or consultant of Colfax, or any independent contractor providing services to Colfax, to terminate his or her relationship with Colfax. You agree that the harm caused to Colfax by violation of this provision would amount to irreparable harm justifying entry of a temporary restraining order and/or a preliminary injunction and an award of attorney fees to Colfax.

We look forward to having you join us. It will be an excellent opportunity to work together to take the business to the next level of growth and success!

Sincerely,    ACKNOWLEGED & ACCEPTED:

Matthew L. Trerotola                /s/ Patty Lang            12/17/2018
President and Chief Executive Officer    Patty Lang    Date Colfax Corporation

Colfax Corporation 2711 Centerville Road Suite 400 Wilmington, DE 19808 colfaxcorp.com